Exhibit 99.1

April 12, 2004 Redmond, WA — Alcide Corporation (NASDAQ: ALCD) today released financial results for its third fiscal quarter and nine months ended February 29, 2004.

Alcide earned $208,090 or $.08 per diluted share on total revenue of $5,843,792 during the quarter ended February 29, 2004 as compared to net income of $279,799 or $.10 per share on total revenues on $5,503,594 for the third quarter last fiscal year.

During the nine month period ended February 29, 2004, the Company earned $362,350 or $.14 per share on revenues of $17,269,704 versus net income of $776,381 or $.29 per share on total revenue of $16,327,338 for the nine month period in fiscal 2003.

Earnings for the nine month period were adversely affected by two occurrences reported more fully in Alcide’s second quarter earnings release:

1.               Expenses related to the Company’s patent infringement lawsuit against Bio-Cide International were $416,579 and

2.               The Company expensed $402,480 to remove and write down the value of SANOVA® assets taken out of service during the economic downturn in the poultry industry and from one nonproductive red meat plant.

Without these occurrences, the Company’s net income would have been $894,738 or $.33 per share for the nine month period ended February 29, 2004.

Alcide’s net cash provided by operating activities for the nine months ended February 29, 2004 was $4,253,285 an amount 55% higher than the $2,740,074 generated during the nine month period in fiscal 2003.

SANOVA Food Safety

Sales of SANOVA food antimicrobial to the food processing industries totaled $3,723,277 for the quarter ended February 29, 2004 an amount $499,542 or 15% higher than for the third fiscal quarter last year.  SANOVA sales during the nine months ended February 29, 2004, were $11,033,097 an amount $911,904 or 9% higher than the equivalent nine months last fiscal year.

John Richards, President of Alcide Corporation, commented “The economic conditions in the meat and poultry processing industries have stabilized.  Within the poultry industry, processors and the USDA have successfully met the challenges posed by the recent Avian influenza outbreak to a far greater degree than many international competitors.  This, coupled with an increase in the export quota to Russia, has led to improved product pricing.  As a result, Alcide has redeployed SANOVA systems from three idled sites to new customer operations and in addition, we will add three major new poultry customers during the fiscal fourth quarter.

The beef processing industry has also reacted appropriately to the recent “mad cow” scare and economic conditions within the industry appear to have stabilized.  Certainly, the demand for SANOVA has improved dramatically and during the fourth quarter of fiscal 2004, we expect to start SANOVA application in 10 to 15 new beef operations.”

Animal Health and Surface Disinfectants

The Company’s animal health and surface disinfectant revenues for the quarter ended February 29, 2004 were $2,120,515 including $321,974 in license revenue.  During the third quarter last fiscal year, animal health and surface disinfectant revenues were $2,279,859 including $330,722 in license revenue.

Year-to-date, the Company’s animal health and surface disinfectant revenues were $6,236,607 including $917,387 in license revenue.  James Winter, Corporate Vice President and General Manager of the Company’s animal health business, explained that “The license revenue (from the Company’s largest distributor, IBA) is a royalty received on Alcide products manufactured by IBA.  If an equivalent amount of Alcide product had been sold to IBA, year-to-date animal health and surface disinfectant sales would have been approximately $6,850,000, an increase of 4% over prior year.”  Mr. Winter went on to say that “The Company’s animal health business has been helped by improving U.S. milk prices and the strong performance of the Company’s disinfectant and ancillary product lines.  However, European sales were negatively impacted by low milk prices and increased competition.”  In the third quarter UDDERgold® Platinum, the next generation of UDDERgold® was launched in the Netherlands.

About Alcide

Alcide Corporation develops and markets unique biocidal products based on its patented technology.  Alcide currently sells anti-infective products to the animal health market, disinfecting products to medical industries and SANOVA antimicrobial to the food processing industries.

Selected Financial Data

	Quarter Ended		Nine Months Ended
	February 29, 2004	February 28, 2003	February 29, 2004	February 28, 2003
Total Revenue	$5,843,792	$5,503,594	$17,269,704	$16,327,338
Pretax Income	$320,137	$430,460	$557,461	$1,194,432
Net Income	$208,090	$279,799	$362,350	$776,381
Average Shares Outstanding	2,712,728	2,682,765	2,680,147	2,681,962
Diluted Earnings Per Share	$0.08	$0.10	$0.14	$0.29

Note:  The following schedule reconciles reported net income to results adjusted for patent lawsuit expenses and asset impairment expenses.

Nine Months Ended February 29, 2004
Pre-tax income as reported	$557,461
Add back patent lawsuit expenses	416,579
Add back asset impairment expenses	402,480
Adjusted pre-tax income	1,376,520
Adjusted net income	894,738
Adjusted diluted earnings per share	.33

The Company will host a conference call at 11:00 am PDT (2 pm EDT) on April 14, 2004.  Interested parties should check the website at www.alcide.com for connection instructions.

This earnings report includes forward looking statements which involve risk and uncertainty including, without limitation, risk of dependence on third party suppliers, market acceptance of and demand for the Company’s products, distribution capabilities and development of technology and regulatory approval thereof.

Investors are encouraged to refer to the Company’s 10-Q report for the quarter ended February 29, 2004 for a more detailed explanation of financial performance.